Exhibit 99.1

News Release
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Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Hugh Zentmyer, Former Executive Vice President of Illinois Tool Works, Joins Morningstar’s Board of Directors

CHICAGO, Jan. 29, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Hugh Zentmyer, 63, has been appointed to serve on its board of directors.

Zentmyer was executive vice president of Illinois Tool Works (ITW), a diversified manufacturer of advanced industrial technology, until his retirement in January 2009. He was responsible for ITW’s Food Equipment segment and Test and Measurement business group. He began his career in 1968 at Signode Corp., a protective packaging systems manufacturer and distributor, where he held a variety of accounting roles. At the time of ITW’s acquisition of Signode in 1986, he was vice president of finance for its Strapping division. Zentmyer moved into operations management with ITW and became executive vice president in 1995.

“We’re pleased to welcome Hugh to our board of directors,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “As executive vice president of ITW, he led businesses with worldwide operations that market their products through multiple channels. We’ve long admired ITW’s business strategy. Hugh’s experience at ITW, particularly with strategic acquisitions, fits well with Morningstar’s global expansion growth strategy.”

Zentmyer holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University. He currently serves on the board of trustees of St.

Patrick’s High School in Chicago. He is a former board member of Ingersoll International and the Marmon Group, where he chaired the audit committee.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 325,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

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